Exhibit 99.1

HEALTHMARKETS NAMES PHILLIP J. HILDEBRAND AS CHIEF EXECUTIVE OFFICER
HealthMarkets selection of Hildebrand adds strength to management team

     North Richland Hills, Texas – June 5, 2008 – HealthMarkets, Inc. (http://www.healthmarkets.com) announced today that Phillip J. Hildebrand, CLU, has been named as chief executive officer for the Company.

     HealthMarkets is a leading provider of affordable health and life insurance to the self-employed, individuals, Medicare beneficiaries and small businesses through its subsidiaries, The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company.

     "The Board is very pleased that Phillip is joining HealthMarkets and bringing his unique understanding of agents and distribution channel expertise to the Company," said Allen Wise, Chairman of HealthMarkets’ Board of Directors.

     "I am excited about the opportunities I see for this Company and I look forward to collaborating with the leadership team to define the strategies that will address current issues and position us for growth in our core markets," said Hildebrand.

     "This decision clearly illustrates that the Board is committed to providing resources that will enhance the senior management team currently in place at HealthMarkets," said Wise.

     Hildebrand honed his insurance acumen and management skills during his 33-year career at New York Life Insurance Company. He joined New York Life as an agent in Arizona in 1975 and quickly became a leader within their Agency Department.

     In 1997, he became Senior Vice President of their Agency Department and part of their Executive Management Committee, which established the strategic agenda and management policies across the organization. In 2006, he was named Vice Chairman of New York Life Insurance Company.

     Hildebrand has served on the boards of New York Life in Hong Kong and Taiwan, as well as MacKay Shields, an institutional investment manager. He is also a past board member of the Million Dollar Round Table Foundation and LIMRA International. He is a graduate of Northern Arizona University with a bachelor's degree.

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About HealthMarkets

HealthMarkets, headquartered in North Richland Hills, Texas, is a provider of health and life insurance products to individuals, families, the self-employed and small businesses. HealthMarkets offers products and services through its licensed insurance subsidiaries The MEGA Life and Health Insurance Company (https://www.megainsurance.com/) Mid-West National Life Insurance Company of Tennessee (https://www.midwestlife.com/) and The Chesapeake Life Insurance Company (https://www.chesapeakeins.com/). The Company’s offerings include individual and self-employed health insurance, small employer group health insurance, life insurance and reinsurance. Through its Consumer Guided Health Insurance plans, HealthMarkets seeks to provide affordable and accessible health coverage to individuals and small businesses. The Company is owned by a group of private equity investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners, members of management and the Company’s independent, licensed agents through the Company’s agent stock accumulation plans. For more information, visit http://www.healthmarkets.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "intend," "objective," "plan," "possible," "potential" and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulations that could subject it to significant fines and penalties and/or result in restrictions on its operations; changes in the relationship between the Company and the membership associations that make available to their members the health insurance and other insurance products issued by the Company’s insurance subsidiaries; changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company from time to time with the Securities and Exchange Commission.

Media Contacts:

Donna Ledbetter
HealthMarkets Corporate Communications
(817) 255-5405
Donna.Ledbetter@healthmarkets.com
www.HealthMarkets.com

Doug Holt For HealthMarkets (312) 596-3487 Doug.Holt@bm.com